UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2016

WABCO HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-33332	20-8481962
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Chaussée de la Hulpe 166, 1170 Brussels, Belgium 2770 Research Drive, Rochester Hills, MI		48309-3511
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 32-2-663-9-800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 21, 2016, Donald J. Stebbins delivered a letter to the Board of Directors (the “Board”) of WABCO Holdings Inc. (the “Company”) notifying the Board of his intention to resign from the Board, effective March 22, 2016.

(d) On March 22, 2016, the Board appointed Thomas S. Gross to the Board to replace Mr. Stebbins. Mr. Gross will be a Class III director on the Company’s classified Board and will serve as a member of the Audit Committee of the Board (the “Audit Committee”). The Class III directors will be up for re-election at the Company’s 2016 annual shareholders’ meeting on May 26, 2016. Mr. Gross will be entitled to all of the elements of the Company’s current compensation program for non-management directors, which includes an annual retainer of $195,000, of which $80,000 is paid in cash on a quarterly basis and the remaining $115,000 is paid in the form of deferred stock units. In addition, as with all newly-elected non-management directors, Mr. Gross received an initial grant of deferred stock units equivalent in value to $50,000 based on the closing price of the Company’s common stock on March 21, 2016.

A copy of the press release announcing Mr. Stebbins’s resignation from the Board and Mr. Gross’s appointment to the Board is attached to this Form 8-K as Exhibit 99.1.

Item 8.01. Other Events.

Prior to his resignation from the Board, Mr. Stebbins served on the Compensation, Nominating and Governance Committee of the Board (the “CNG Committee”). As Mr. Gross was appointed to the Audit Committee, the Board re-assigned David N. (“Nick”) Reilly from the Audit Committee to the CNG Committee, so that both committees consist of four independent directors.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this Report to the extent described in Item 5.02.

Exhibit No.	Description of Document

99.1	Press Release dated March 24, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2016	WABCO HOLDINGS INC.

	By:	/S/ LISA BROWN
	Name:	Lisa Brown
	Title:	Vice President, Legal and Secretary

Exhibit Index

Exhibit No.	Description of Document

99.1	Press Release dated March 24, 2016